COMDIAL CORPORATION AND SUBSIDIARIES
								    Exhibit 11

Statement re Computation of Per Share Earnings
						    April 2,        April 3,
						      1995            1994
PRIMARY
Net income applicable to common shares:
 Income before extraordinary item                  $1,087,000        $509,000
 Extraordinary item                                      0.00        (389,000)
  Net income                                       $1,087,000        $120,000

Weighted average number of common
 shares outstanding during the period              21,054,066      20,772,491
Add - common equivalent shares (determined
 using the "treasury stock" method) representing
 shares issuable upon exercise of:
 Stock options                                        604,567         980,832
Weighted average number of shares used in calcula-
 tion of primary earnings per common share         21,658,633      21,753,323

Earnings per common share:
 Income before extraordinary item                       $0.05           $0.02
 Extraordinary item                                      0.00           (0.01)
  Net income                                            $0.05           $0.01

FULLY DILUTED
Net income applicable to common shares             $1,087,000        $120,000
Adjustments for convertible securities:  Dividends
 paid on convertible preferred stock                  143,000         106,000
Net income applicable to common shares, assuming
 conversion of above securities                    $1,230,000        $226,000

Weighted average number of shares used in calcula-
 tion of primary earnings per common share         21,658,633      21,753,323
Add (deduct) incremental shares representing:
 Shares issuable upon exercise of stock options
  included in primary calculation                    (604,567)       (980,832)
 Shares issuable based on year-end market price
  or weighted average price:
  Convertible preferred stocks                      2,570,782       1,942,382
  Stock options                                       610,512         981,070
Weighted average number of shares used in calcula-
 tion of fully diluted earnings per common share   24,235,360      23,695,943

Fully diluted earnings per common share                 $0.05           $0.01